UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT:  May 10, 2005

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its charter)

OHIO	31-0455440
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

600 ALBANY STREET, DAYTON OHIO	45408
(Address of principal executive offices)	(Zip Code)

(937) 443-1000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 9, 2005, The Standard Register Company (the Company) entered into a $100 million five-year senior secured revolving credit facility (the New Facility) that was joint lead arranged by Banc of America Securities LLC and KeyBank National Association (KeyBank).  Bank of America, N.A. (Bank of America) is the Administrative Agent for the New Facility.  In addition to Bank of America and KeyBank, the lenders under the New Facility include JPMorgan Chase Bank, N.A.; National City Business Credit, Inc.; U.S. Bank, N.A.; The Bank of New York; and Fifth Third Bank (collectively, the Lenders).  The New Facility replaces the Company’s $150 million unsecured revolving credit facility agreement that was due to expire on May 11, 2005.

The New Facility is secured by the Company’s accounts receivable and inventories and certain other assets of the Company as described in the loan and security agreement.  The New Facility contains a fixed charge coverage covenant test that becomes applicable if the sum of excess availability under the New Facility and certain cash balances falls below $10 million.

The New Facility provides for the payment of interest on amounts borrowed at an annual rate equal to LIBOR plus an applicable margin based on the sum of excess availability under the New Facility and certain cash balances.  At the inception of the agreement, the interest rate will be LIBOR plus 150 basis points.  The Company is also required to pay a fee on the unused portion of the New Facility.  Such fee will initially be payable at an annual rate of 37.5 basis points.

At the time of expiration of the Company’s previous revolving credit facility, $40 million was outstanding.  This amount will be immediately transferred to the New Facility.

A copy of the New Facility will be filed with the Company’s Form 10-Q for the period ended July 3, 2005.

Some of the Lenders under the New Facility have various relationships with the Company involving the provision of financial services to the Company.  In addition, the Company sells products and services to many of the Lenders.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 above, the contents of which are incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT

THE STANDARD REGISTER COMPANY

Date:  May 10, 2005

/s/ Kathryn A. Lamme

By:       Kathryn A. Lamme

Vice President, General Counsel &

Secretary